Exhibit 3.196

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “MERGER LEGACY HOLDINGS, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE EIGHTEENTH DAY OF NOVEMBER, A.D. 2009, AT 3:07 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “MERGER LEGACY HOLDINGS, LLC”.

/s/ Jeffrey W. Bullock
4754964 8100H Seal	Jeffrey W. Bullock. Secretary of State AUTHENTICATION: 9119952
111141764	DATE: 10-27-11

State of Delaware

Secretary of State

Division of Corporations

Delivered 03:17 PM 11/18/2009

FILED 03:07 PM 11/18/2009

SRV 091028967 — 4754964 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Merger Legacy Holdings, LLC.

•

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington (New Castle County). The name of its Registered agent at such address is Corporation Service Company.

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is .”

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation of Merger Legacy Holdings, LLC this 18 day of November, 2009.

BY:	/s/ Robin J. Keck
Authorized Person(s)
NAME:	Robin J. Keck, Organizer
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